Exhibit 99.1

BANCORP OF NEW JERSEY, INC. REPORTS 29% INCREASE IN NET INCOME FOR FIRST QUARTER 2015; CONTINUED BALANCE SHEET GROWTH

May 5, 2015

Fort Lee, NJ  —  Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reports a 29.0% increase in net income, and continued growth in assets, loans and deposits for the three months ended March 31, 2015.  For the quarter ended March 31, 2015, net income was $1.1 million, or $0.20 per diluted share, compared to $871 thousand, or $0.16 per diluted share, for the quarter ended March 31, 2014, representing an increase of approximately 29.0%.  The increase in first quarter net income resulted from increased interest income on higher average loans and a decrease in the provision for loan losses, offset by an increase in noninterest expenses.  The net income generated during the first quarter represents the company’s thirty-third consecutive quarter of profitability.

For the quarter ended March 31, 2015, net interest income increased 22.9%, reaching $5.9 million, compared to $4.8 million for the quarter ended March 31, 2014. For the quarter ended March 31, 2015, noninterest expense, net, increased $889 thousand, or 30.7%, reaching $3.8 million, compared to $2.9 million for the quarter ended March 31, 2014.  The increase in noninterest expense, net, is primarily due to increased operating costs and salaries associated with expansion of the branch network as well as other costs associated with the Company’s growth, including additional staffing costs in operations and compliance, and costs associated with enhanced technology and functionality of its electronic banking products.

Bancorp of New Jersey’s total assets grew 5.2% to $782.5 million at March 31, 2015 compared to $743.7 million at December 31, 2014.  Total loans reached $650.4 million at March 31, 2015 compared to $634.0 million at December 31, 2014, an increase of $16.5 million, or 2.5%.  Total deposits increased to $679.0 million at March 31, 2015 from $649.0 million at December 31, 2014, an increase of $30.0 million, or 4.6%.  Stockholders’ equity reached approximately $70.5 million at March 31, 2015 from $59.9 million at December 31, 2014, an increase of approximately $10.6 million, or 17.7%, which was driven by quarterly net income, a cash dividend to stockholders, and approximately $9.5 million in additional capital contributed to Bancorp of New Jersey as a result of a private placement of common stock.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake, all in Bergen County, NJ.  Construction continues on a tenth location in Englewood Cliffs, NJ. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
INCOME STATEMENT
Net Interest Income	$5,875	$4,779
Provision for Loan Losses	370	440
Noninterest Expense, net	3,785	2,896
Pretax Income	1,720	1,443
Tax Expense	596	572
Net Income	$1,124	$871

Basic Earnings per Share	$0.20	$0.16
Diluted Earnings per Share	$0.20	$0.16

Weighted Average Shares —Basic	5,659	5,343
Weighted Average Shares —Diluted	5,674	5,418

	3/31/2015	12/31/2014
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$650,415	$633,958
Allowance for Loan Losses	7,502	7,192
Investment Securities	69,546	76,536
Total Assets	782,477	743,688
Total Deposits	679,036	648,974
Stockholders’ Equity	70,487	59,894